Exhibit 10.11

SUNSHINE HEART, INC.
FORM OF RESTRICTED STOCK UNIT AWARD GRANT NOTICE

(2013 NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN)

Sunshine Heart, Inc., a Delaware corporation (the “Company”), pursuant to its 2013 Non-Employee Directors’ Equity Incentive Plan (the “Plan”), hereby grants to the Participant the number of restricted stock units (“RSUs”) set forth below (this “Award”).  This Award is subject to all of the terms and conditions set forth in this Restricted Stock Unit Award Grant Notice (this “Grant Notice”), the related Restricted Stock Unit Award Agreement (the “Award Agreement”) and the Plan, both of which are attached hereto and incorporated herein in their entireties.  Capitalized terms not explicitly defined herein but defined in the Plan or the Award Agreement will have the same definitions as in the Plan or the Award Agreement.  If there is any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan will control.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of RSUs:

Vesting Schedule:                     [                                     (each, a “Vesting Date”).]

Settlement of RSUs:         Subject to Capitalization Adjustments, one share of Common Stock will be issued for each RSU that vests at the time set forth in Section 5 of the Award Agreement.

Additional Terms/Acknowledgements: The Participant acknowledges receipt of, and understands and agrees to, the terms and conditions of this Grant Notice, the Award Agreement and the Plan. The Participant acknowledges and agrees that this Grant Notice and the Award Agreement may not be modified, amended or revised except as provided in the Plan. The Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding this Award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) other Restricted Stock Unit Awards previously granted and delivered to the Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written service or severance arrangement that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein.

By accepting this Award, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

This Grant Notice may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which will constitute one document.

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SUNSHINE HEART, INC.	PARTICIPANT

By:	By:
Name:	Date:
Title:
Date:

ATTACHMENTS: Restricted Stock Unit Award Agreement and 2013 Non-Employee Directors’ Equity Incentive Plan

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ATTACHMENT I

SUNSHINE HEART, INC.
2013 NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (this “Agreement”), Sunshine Heart, Inc. (the “Company”) has granted you a Restricted Stock Unit Award (your “Award”) under its 2013 Non-Employee Directors’ Equity Incentive Plan (the “Plan”) for the number of restricted stock units (“RSUs”) indicated in the Grant Notice.  Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.  If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control.

The details of your Award are as follows.

1.                                      VESTING.  The RSUs subject to your Award will vest as provided in the Grant Notice.  Vesting will cease upon termination of your Continuous Service for any reason.  Any RSUs that have not yet vested will be forfeited upon termination of your Continuous Service for any reason.

2.                                      NUMBER OF RSUS & SHARES OF COMMON STOCK.

(a)                                 The RSUs subject to your Award will be adjusted for Capitalization Adjustments.

(b)                                 Any additional restricted stock units and any shares, cash or other property that become subject to your Award pursuant to this Section 2 will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the RSUs subject to your Award.

(c)                                  No fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 2.  Any fraction of a share will be rounded down to the nearest whole share.

3.                                      TERMINATION OF SERVICES; FORFEITURE.  Notwithstanding any other provision of this Agreement:

(a)                                 Termination for Any Reason.  Any unvested RSUs subject to your Award will be immediately canceled and forfeited upon termination of your Continuous Service for any reason.

(b)                                 Discretion to Accelerate.  Notwithstanding the provisions of Section 3(a) hereof, the Board retains the right to accelerate the vesting of all or a portion of the RSUs subject to your Award.

4.                                      CORPORATE TRANSACTION; CHANGE IN CONTROL.  Upon a Corporation Transaction or Change in Control, the RSUs subject to your Award will fully vest, subject to your Continuous Service through the effective date of such Corporate Transaction or Change in Control.

5.                                      SETTLEMENT.  Subject to Section 11 below, following the occurrence of any Vesting Date, the Company shall deliver to you the number of shares of Common Stock equal to the number of RSUs subject to your Award that vested on such Vesting Date.  The Company shall deliver such shares as soon as administratively practicable after such Vesting Date, but in no event later than 2-1/2 months following the end of the calendar year in which such Vesting Date occurs.

6.                                      SECURITIES LAW COMPLIANCE.  The Company will not issue you any shares of Common Stock upon settlement of your Award in accordance with Section 5 hereof unless either (a) the shares are registered under the Securities Act, or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  Your Award also must comply with other laws and regulations applicable to it, and you will not receive any shares of Common Stock upon settlement of your Award in accordance with Section 5 hereof if the Company determines that such receipt would not be in material compliance with such laws and regulations.

7.                                      TRANSFERABILITY.  Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of any portion of the RSUs subject to your Award or the shares that may be issued upon vesting of the RSUs.  For example, you may not use shares that may be issued in respect of your RSUs as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares.  This restriction on transfer will lapse upon delivery to you of shares of Common Stock in accordance with Section 5 hereof.  Any attempt to sell, transfer, pledge, assign, or otherwise alienate or hypothecate, or dispose of in any manner any of the RSUs subject to your Award or the shares in respect of the RSUs contrary to the terms of this Agreement and/or the Plan shall be null and void and without legal effect.

(a)                                 Death.  The RSUs subject to your Award are not transferable other than by will and by the laws of descent and distribution.  Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect transactions under the Plan, designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Stock or other consideration to which you were entitled at the time of your death pursuant to this Agreement.  In the absence of such a designation, the executor or administrator of your estate will be entitled to receive, on behalf of your estate, such Common Stock or other consideration.

(b)                                 Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration in respect of the RSUs subject to your Award, pursuant to the terms of a domestic relations order or official marital settlement agreement that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss with the Company’s general counsel (if any) the proposed terms of any such transfer prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.  The Company is not obligated to allow you to transfer your Award in connection with your domestic relations order or marital settlement agreement.

8.                                      DIVIDENDS; RIGHTS AS A STOCKHOLDER.  You will receive no benefit or adjustment to the RSUs subject to your Award with respect to any cash dividend, stock dividend or other distribution, except as contemplated by the Plan with respect to Capitalization Adjustments. Except as otherwise provided herein, you will have no rights as a stockholder with respect to shares of Common Stock issuable upon settlement of the RSUs subject to your Award unless and until you have become the holder of record of such shares.

9.                                      RESTRICTIVE LEGENDS.  The certificates representing the shares of Common Stock issued upon settlement of the RSUs subject to your Award may be endorsed with appropriate legends as determined by the Company in its discretion.

10.                               AWARD NOT A SERVICE CONTRACT.  Your Continuous Service is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice.  Nothing in this Agreement (including, but not limited to, the vesting of the RSUs subject to your Award or the issuance of shares of Common Stock upon vesting of the RSUs subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan will: (a) confer upon you any right to continue in the service of, or affiliation with, the Company or an Affiliate; (b) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of service or affiliation; (c) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or the Plan; or (d) deprive the Company of the right to terminate your Continuous Service at any time, for any reason, and without regard to any future vesting opportunity that you may have.

11.                               WITHHOLDING OBLIGATIONS.

(a)                                 On each Vesting Date, and on or before the time the Company delivers the shares of Common Stock issuable upon vesting of the RSUs subject to your Award, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”).  Specifically, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered upon settlement of the RSUs subject to your Award to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the RSUs with a Fair Market Value (measured as of the date such shares of Common Stock are issued to you) equal to the amount of such Withholding Taxes;  provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b)                                 Unless the Withholding Taxes of the Company and/or any Affiliate are satisfied, the Company will have no obligation to deliver to you any Common Stock in connection with your Award.

(c)                                  In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

12.                               NO OBLIGATION TO MINIMIZE TAXES.  The Company has no duty or obligation to minimize the tax consequences to you of your Award and will not be liable to you for any adverse tax consequences to you arising in connection with your Award.  You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of your Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

13.                               UNSECURED OBLIGATION.  Your Award is unfunded, and as a holder of vested RSUs, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

14.                               OTHER DOCUMENTS.  You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

15.                               SECTION 409A OF THE CODE.  Your Award and the RSUs subject thereto are intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and accordingly be exempt from Section 409A of the Code and will be construed consistently therewith.  Each RSU subject to your Award will be represented by a separate payment for one share of Common Stock for purposes of Section 409A of the Code.  Notwithstanding the foregoing, if any portion of the RSUs subject to your Award fail to satisfy the requirements of the short-term deferral rule and are otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made on account of the your separation from service and was scheduled to made on or within the first six months following such separation from service will not be made on the originally scheduled date, but will instead be issued in a lump sum on the date that is six months and one day after the date of your separation from service without interest, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on you in respect of the shares under Section 409A of the Code.  The Company makes no representation or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of Section 409A of the Code.

16.                               NOTICES.  Any notices provided for in this Agreement or the Plan must be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and your Award by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting your Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.                               GOVERNING PLAN DOCUMENT.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  If there is any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control.  In addition, your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd—Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

18.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of your Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

19.                               SEVERABILITY.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20.                               CONSENT TO TRANSFER OF PERSONAL DATA.  In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company to transfer certain Participant data to an Affiliate or to its outside service providers or governmental agencies.  By accepting your Award, you consent, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of your personal data to such entities for such purposes.

21.                               MISCELLANEOUS.

(a)                                 The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)                                 You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)                                  You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(d)                                 This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*  *  *

This Agreement will be deemed to be signed by you upon the signing by you of the Grant Notice to which it is attached.

ATTACHMENT II

2013 NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN